Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

PRECIGEN, INC.

ARTICLE I

The name of the Corporation shall be Precigen, Inc.

ARTICLE II

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Amended and Restated Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time, and any legislation succeeding thereto (the “VSCA”).

ARTICLE III

A.	All references herein to “Articles of Incorporation” shall mean these Amended and Restated Articles of Incorporation, as subsequently amended or restated in accordance herewith and with the VSCA.

B.

The aggregate number of shares that the Corporation shall have authority to issue shall be 25,000,000 shares of Preferred Stock, no par value per share (hereinafter called “Preferred Stock”), and 400,000,000 shares of Common Stock, no par value per share (hereinafter called “Common Stock”).

C.	The following is a description of each of such classes of stock, and a statement of the preferences, limitations, voting rights and relative rights in respect of the shares of each such class:

1.

Authority to Fix Rights of Preferred Stock. The Board of Directors shall have authority, without shareholder action, by resolution or resolutions adopting Articles of Amendment, at any time and from time to time to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares that shall constitute such series and the following relative rights and preferences of the shares of each series so established:

(i)

The annual or other periodic dividend rate payable on shares of such series, the time of payment thereof, whether such dividends shall be cumulative or non-cumulative, and the date or dates from which any cumulative dividends shall commence to accrue;

(ii)	the price or prices at which and the terms and conditions, if any, on which shares of such series may be redeemed;

(iii)	the amounts payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation;

(iv)	the sinking fund provisions, if any, for the redemption or purchase of shares of such series;

(v)	the extent of the voting powers, if any, of the shares of such series;

(vi)

the terms and conditions, if any, on which shares of such series may be converted into shares of stock of the Corporation of any other class or classes or into shares of any other series of the same or any other class or classes;

(vii)

whether, and if so the extent to which, shares of such series may participate with the Common Stock in any dividends in excess of the preferential dividend fixed for shares of such series or in any distribution of the assets of the Corporation, upon a liquidation, dissolution or winding-up thereof, in excess of the preferential amount fixed for shares of such series; and

(viii)

any other preferences and relative, optional or other special rights, and qualifications, limitations or restrictions of such preferences or rights, of shares of such series not fixed and determined by law or in this Article III.

2.

Distinctive Designations of Series. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Stock shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the VSCA or as otherwise specified by the Board of Directors with respect to any series at the time of the creation thereof.

3.

Restrictions on Certain Distributions. So long as any shares of Preferred Stock are outstanding, the Corporation shall not declare and pay or set apart for payment any dividends (other than dividends payable in Common Stock or other stock of the Corporation ranking junior to the Preferred Stock as to dividends) or make any other distribution on such junior stock if, at the time of making such declaration, payment or distribution, the Corporation shall be in default with respect to any dividend payable on, or any obligation to redeem, any shares of Preferred Stock.

4.

Redeemed or Reacquired Shares. Shares of any series of Preferred Stock that have been redeemed or otherwise reacquired by the Corporation (whether through the operation of a sinking fund, upon conversion or otherwise) shall have the status of authorized and unissued shares of Preferred Stock and may be redesignated and reissued as a part of such series (unless prohibited by the articles of amendment creating such series) or of any other series of Preferred Stock. Shares of Common Stock that have been reacquired by the Corporation shall have the status of authorized and unissued shares of Common Stock and may be reissued.

5.

Voting Rights. Subject to the provisions of the VSCA or of the Bylaws of the Corporation as from time to time in effect with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote, and except as otherwise provided by the VSCA or in resolutions of the Board of Directors establishing any series of Preferred Stock pursuant to the provisions of Section A of this Article III, the holders of outstanding shares of Common Stock of the Corporation shall exclusively possess voting power for the election of directors and for all other purposes, with each holder of record of shares of Common Stock of the Corporation being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

6.

No Preemptive Rights. No holder of shares of stock of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (a) any shares of stock of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of stock of any class, whether or not such shares of stock, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (b) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of stock of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of its stock of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of stock of any class of the Corporation, or any of them, any such shares of stock, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

7.	Control Share Acquisition Statute. The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Corporation.

ARTICLE IV

A.	The Board of Directors shall consist of such number of directors as shall be specified in accordance with the Bylaws of the Corporation.

B.

Subject to the rights of the holders of any Preferred Stock then outstanding, directors may be removed only with cause and only by the affirmative vote of a majority of the votes entitled to be cast by each voting group that is entitled to vote generally in the election of directors (“Voting Stock”).

C.

Subject to the rights of the holders of any Preferred Stock then outstanding and to any limitations set forth in the VSCA, newly-created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely (i) by the Board of Directors or (ii) at an annual meeting of shareholders by the shareholders entitled to vote on the election of directors. If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office.

D.

No provision of any agreement, plan or related document contemplated by Section 13.1-646 of the VSCA and approved by the Board of Directors shall be considered to be a limitation on the authority or power of the Board of Directors but, if so considered, is hereby authorized by these Articles of Incorporation.

ARTICLE V

Except as expressly otherwise required in the Articles of Incorporation, (i) an amendment or restatement of the Articles of Incorporation for which the VSCA requires shareholder approval, (ii) the approval of a plan of merger or share exchange for which the VSCA requires shareholder approval, (iii) the approval of a sale of assets other than in the regular course of business or (iv) the approval of the dissolution of the Corporation shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting any such matter to the shareholders the Board of Directors shall require a greater vote.

ARTICLE VI

A.

To the full extent that the VSCA, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors and officers in a proceeding brought by or in the right of the Corporation or brought by or on behalf of the shareholders of the Corporation, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages arising out of a single transaction occurrence or course of conduct in excess of $1.00. Notwithstanding the foregoing, the liability of a director or officer shall not be eliminated in accordance with the provisions of Section B of this Article VI if the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

B.

To the full extent that the VSCA, as it exists on the date hereof or may hereafter be amended, the Corporation shall indemnify, any person who is or was a party to any proceeding (including a proceeding by or in the right of the Corporation) against any liability imposed upon or asserted against him or her (including amounts paid in settlement) arising out of conduct in his or her official capacity with the Corporation or otherwise by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity, except to the extent such liability is a result of his or her willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.

C.

The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that an individual did not meet the standard of conduct set forth in Section A or Section B of this Article VI.

D.

Unless ordered by a court of competent jurisdiction, any indemnification under Section B of this Article VI shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the individual is permissible in the circumstances because he or she met the standard of conduct set forth in Section B of this Article VI. Such determination shall be made: (i) if there are two or more disinterested directors, by the Board by a majority vote of all disinterested directors, a majority of whom shall constitute a quorum; or by a majority vote of a committee consisting of two or more disinterested directors appointed by such a vote; or (ii) by special legal counsel selected by the Board or its committee in the manner heretofore provided or, if there are fewer than two disinterested directors, selected by a majority vote of the Board (in which selection directors who do not qualify as disinterested directors may participate); or (iii) by the shareholders, but shares owned by or voted under the control of individuals who at the time do not qualify as disinterested directors may not be voted on the determination. Authorization of indemnification, evaluation as to reasonableness of expenses and determination and authorization of advancements for expenses shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those selecting such counsel.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under Section D(iii) of this Article VI to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

E.

The Corporation is empowered to contract in advance to indemnify any director or officer to the extent indemnification is granted under Section B of this Article VI. The Board is also empowered to cause the Corporation to indemnify or contract in advance to indemnify any other person not covered by Section B of this Article VI who was or is a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise to the same extent as if such person were specified as one to whom indemnification is granted under Section B of this Article VI.

F.

The Corporation shall pay for or reimburse the reasonable expenses incurred by any individual who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section B of this Article VI if he or she furnishes the Corporation a written statement of his or her good faith belief that he or she has met the standard of conduct described in Section B of this Article VI and a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that such individual did not meet such standard of conduct. An undertaking furnished to the Corporation in accordance with the provisions of this Section F of this Article VI shall be an unlimited general obligation of the individual furnishing the same but need not be secured and may be accepted by the Corporation without reference to financial ability to make repayment. Any determination or authorization under this Section F of this Article VI shall be made as set forth in Section D of this Article VI.

G.

The Corporation may indemnify or contract to indemnify any person not specified in Section A or B of this Article VI who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section B of this Article VI.

H.

The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article VI and may also procure insurance, in such amounts as the Board may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article VI.

I.

The provisions of this Article VI shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article VI shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article VI and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

J.

The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article V on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article VI. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article VI or applicable laws of the Commonwealth of Virginia.

K.

Except to the extent inconsistent with this Article VI, terms used herein shall have the same meanings assigned them in Article 10 of the VSCA, as now in effect or hereafter amended. Without limitation, it is expressly understood that reference herein to director or officer shall include every director or officer or former director or officer of the Corporation and every person who may have served at the request of the Corporation or one of its subsidiaries as a director, officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and, in all of such cases, his heirs, executors and administrators.

L.	Each provision of this Article VI shall be severable, and any adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VII

In furtherance of, and not in limitation of, the powers conferred by the VSCA, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that the Bylaws adopted by the Board of Directors under the powers hereby conferred may be altered, amended or repealed by the Board of Directors or by the shareholders having voting power with respect thereto, provided further that, in the case of any such action by shareholders, the affirmative vote of the holders of a majority of the voting power of the then outstanding Voting Stock, voting together as a single voting group, shall be required in order for the shareholders to alter, amend or repeal any provision of the Bylaws or to adopt any additional Bylaw.